                                                                      EXHIBIT 11

                  Morgan Stanley, Dean Witter, Discover & Co.
                       Computation of Earnings Per Share
                       (In millions, except share data)

                                                      Three Months Ended             Nine Months Ended
                                                 ---------------------------   ---------------------------
                                                   August 31      August 31      August 31      August 31
                                                     1997           1996           1997           1996
                                                 ------------   ------------   ------------   ------------
Primary:

Common stock and common stock equivalents:
     Average common shares outstanding            589,303,448    579,676,229    584,585,793    585,442,619
     Average common shares issuable
        under employee benefit plans                8,618,405      9,348,557      8,832,660     10,602,703
                                                 ------------   ------------   ------------   ------------

             Total average common and common
                 equivalent shares outstanding    597,921,853    589,024,786    593,418,453    596,045,322
                                                 ============   ============   ============   ============

Earnings:
     Net income                                  $        678   $        450   $      1,776   $      1,511
     Less: Preferred stock dividend
             requirements                                  15             15             52             48
                                                 ------------   ------------   ------------   ------------

        Earnings applicable to common shares     $        663   $        435   $      1,724   $      1,463
                                                 ============   ============   ============   ============

Primary earnings per share                       $       1.11   $       0.74   $       2.91   $       2.45
                                                 ============   ============   ============   ============


Fully diluted:

Common stock and common stock equivalents:
     Average common shares outstanding            589,303,448    579,676,229    584,585,793    585,442,619
     Average common shares issuable
        under employee benefit plans                8,787,178      9,347,190     11,142,772     10,638,541
Common shares issuable upon conversion
        of ESOP preferred stock                    12,097,268     12,287,034     12,146,732     12,338,943
                                                 ------------   ------------   ------------   ------------

             Total average common and common
                 equivalent shares outstanding    610,187,894    601,310,453    607,875,297    608,420,103
                                                 ============   ============   ============   ============

Earnings:
     Net income                                  $        678   $        450   $      1,776   $      1,511
     Less: Preferred stock dividend
             requirements                                  14             15             49             46
                                                 ------------   ------------   ------------   ------------

        Earnings applicable to common shares     $        664   $        435   $      1,727   $      1,465
                                                 ============   ============   ============   ============

Fully diluted earnings per share                 $       1.09   $       0.72   $       2.84   $       2.41
                                                 ============   ============   ============   ============
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